Exhibit 23.5

Voltage X Limited	Email: jally@applebyglobal.com
(the “Company”)
Suite 1, Level 2, 34 Queen Street Melbourne VIC 3000, Australia	Direct Dial: +248 4295 289

Attention: Board of Directors	Your Ref

BY EMAIL ONLY	Appleby Ref: JA/468228.0001

4 August 2025

Dear Sir/ Madam

Seychelles Office	FORM F-1: AS AMENDED AND SUPPLEMENTED – LETTER OF CONSENT
Suite 202
2nd Floor, Eden Plaza Eden Island PO Box 1352 Mahe Seychelles Tel +248 4295 281 applebyglobal.com	1.	We have acted as legal advisors as to the laws of the Republic of Seychelles to Voltage X Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended to date in relation to the offer of a certain number of Company’s Class A ordinary shares with a par value of US$0.000001 per share (the “Class A Ordinary Shares”), particularly in respect of the Company’s subsidiaries, which are incorporated as international business companies in Seychelles: (i) Voltage X Holdings Limited and (ii) Voltage X Innovations Limited (the “IBCs”).

	2.	We confirm that we do not have any objections to the descriptions of Seycheles law in respect of thee IBCs in the Registration Statement, including but not limited to the heading “Enforceability of Civil Liabilities” and elsewhere in the Registration Statement.

	3.	We hereby consent the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

/s/ Appleby

APPLEBY (SEYCHELLES)

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